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                            FORM 8-K

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported):
                        January 20, 1998


                 ROBERTS PHARMACEUTICAL CORPORATION
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     (exact name of registrant as specified in its charter)

    NEW JERSEY              1-1-432                  22-2429994
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(State or other          (Commission              (IRS Employer
jurisdiction of          File Number)             Identification
incorporation)                                    Number)


                       Meridian Center II
                      4 Industrial Way West
                    Eatontown, New Jersey  07724

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  (Address of principal executive offices, including zip code)



Registrant's telephone number, including area code:  732-389-1182


                       Meridian Center II
                      4 Industrial Way West
                  Eatontown, New Jersey  07724

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  (Former name or former address, if changed from last report)

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                              - 2 -


   Item 5.     Other Events
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Roberts Pharmaceutical Corporation announced today that, based on preliminary unaudited data, the Company expects per share earnings for the fourth quarter of 1997 to be in the range of $0.07 to $0.09, significantly exceeding the FIRST CALL(R) consensus estimate of $0.05.

Additionally, Roberts expects revenues for the fourth quarter ended December 31, 1997 to be in the order of $35 million to $37 million, up sharply from $28.6 million in the third quarter of 1997 and well ahead of the $32.4 million in the fourth quarter of 1996.

The Company commented that the increase in fourth quarter earnings is due to several factors, including an improvement in operating margins as well as an advance in revenues, particularly in the sales of the Company's products ProAmatine(R) and Agrylin(TM). Other accomplishments for the Company in 1997 include the expansion of the senior management team and the acquisition of a manufacturing facility in line with the Company's strategy to position itself as a fully integrated pharmaceutical company.

The Company also noted continued balance sheet strength with the unaudited data indicating year-end 1997 cash and securities in the order of $83 million, a current ratio in excess of 3 to 1, shareholders' equity approximating $318 million, and total liabilities at about 15% of equity.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        ROBERTS PHARMACEUTICAL CORPORATION
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                                  (Registrant)



Date: January 22, 1998          By: /s/ Anthony A. Rascio
                                -------------------------
                                  Anthony A. Rascio
                                  Vice President